Exhibit 10.10

NINTH AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This Ninth Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) dated as of October 31, 2008, is by and among GLOBAL ETHANOL, LLC, a Delaware limited liability company formerly known as Midwest Grain Processors, LLC (the “Borrower”), the financial institutions listed on the signature pages hereof and each other financial institution that may hereafter become a party to the Loan Agreement in accordance with the provisions of the Loan Agreement referred to below (collectively, the “Lenders,” and individually, a “Lender”) and COBANK, ACB, a federally chartered banking organization (“CoBank”), in its capacity as agent for the Lenders and for the Issuer, as defined in the Loan Agreement (in such capacity, the “Agent”).

RECITALS

The Borrower, the Lenders and the Agent are parties to an Amended and Restated Loan and Security Agreement dated as of December 14, 2005, as amended by a First Amendment dated as of February 28, 2006, a Second Amendment dated as of March 31, 2006, a Third Amendment dated as of September 22, 2006, a Fourth Amendment dated as of October 31, 2006, a Fifth Amendment dated as of February 22, 2007, a Sixth Amendment dated as of May 25, 2007, a Seventh Amendment dated as of August 31, 2007, and an Eighth Amendment dated as of November 30, 2007 (as the same may be amended, modified, supplemented, renewed or restated from time to time, the “Loan Agreement”).

The Borrower has requested that the Lenders and the Agent make certain amendments to the Loan Agreement, and the Lenders and the Agent are willing to grant the Borrower’s requests subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.        Defined Terms. Capitalized terms used in this Amendment that are defined in the Loan Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Loan Agreement is amended by adding or amending, as the case may be, the following definitions:

“Class D Preferred Units” means a class of preferred equity of the Borrower bearing the terms set forth and described in the Third Amended and Restated Limited Liability Company Agreement dated as of October 9, 2008, and the Unit Purchase Agreement dated as of October 9, 2008, by and between the Borrower and certain investors as set forth therein (as amended, restated, supplemented or otherwise modified from time to time, the “Unit Agreement”).”

“MetLife Fixed Rate” shall mean, as applicable, the following fixed rates: With respect to MetLife’s allocated portion of the first Advance under the Term Loan 7.855% per annum; with respect to MetLife’s allocated portion of the second Advance under the Term Loan 8.37% per annum; with respect to MetLife’s allocated portion of the third Advance under the Term Loan 8.94% per annum. The foregoing fixed rates shall be effective as of November 1, 2008 and in the absence of a Matured Default remain in effect to the Term Loan Maturity Date.

“Termination Date” shall mean December 1, 2009.”

“Total Debt” shall mean the Borrower’s total liabilities as determined in accordance with GAAP consistently applied, excluding, however, any debt that is subordinate in all respects to all Liabilities, pursuant to such terms and conditions as the Agent shall approve.”

Section 1.1 of the Loan Agreement is further amended by deleting the following definition:

“Leverage Ratio” shall mean, for any date of determination, the ratio of Borrower’s (a) Average Interest Bearing Debt; divided by (b) EBITDA.”

2.        Payment of Principal and Interest; Default Rate; Reduction of Revolving Term Loan Commitment. The first paragraph of Section 2.2 of the Loan Agreement is hereby amended to read as follows:

“2.2    Payment of Principal and Interest; Default Rate; Reduction of Revolving Term Loan Commitment. Except as otherwise provided in this Agreement, the principal amount outstanding under the Line of Credit Notes shall be due and payable on the Termination Date. Except as otherwise provided in this Agreement, the principal amount outstanding under the Term Notes shall be payable in quarterly installments (which shall be applied pro-rata to the Term Notes) of $1,500,000 each, commencing on January 1, 2006 and on the first day of each quarter thereafter, with any and all remaining principal amounts outstanding on the Maturity Date due and payable on the Maturity Date, provided, however, that upon not less than ten days prior written notice to the Agent, the Borrower may defer until the Maturity Date the payment of one or more quarterly installments becoming due under the Term Note prior to October 1, 2009, to the extent, and only to the extent, the principal amount of any such deferral does not exceed the net cash proceeds received by the Borrower upon issuance and sale of Class D Preferred Units, less the aggregate amount of all other payments deferred in reliance upon receipt of such cash proceeds. On each such scheduled payment date with respect to the Term Loans as provided above, the Term Loan Commitment shall automatically and irrevocably reduce, in the aggregate, by the amount of each payment made. Except as otherwise provided in this Agreement, the principal amount outstanding under the Revolving Term Notes shall be payable in semi-annual installments (which shall be applied pro-rata to the Revolving Term Notes) of (i) $2,680,000 each, commencing on April 1, 2007 and continuing on the first day of each October and April thereafter through and including April 1, 2015; (ii) $5,680,000 on October 1, 2015; and (iii) an amount equal to the entire remaining principal amount outstanding on the Maturity Date due and payable on the Maturity Date, provided, however, that upon not less than ten days prior written notice to the Agent, the Borrower may defer until the Maturity Date the payment of one or more semi-annual installments becoming due under the Revolving Term Notes prior to October 1, 2009, to the extent, and only to the extent, the principal amount of any such deferral does not exceed the net cash proceeds received by the Borrower upon issuance and sale of Class D Preferred Units, less the aggregate amount of all other payments deferred in reliance upon receipt of such cash proceeds. Notwithstanding anything in this Section 2.2 to the contrary, in no event will the aggregate amount of all principal payment deferrals permitted under this Section 2.2 (whether relating to the Revolving Term Notes or the Term Notes) exceed the lesser of (A) $11,360,000 or (B) the net cash proceeds received by the Borrower upon issuance and sale of Class D Preferred Units. Upon request of the Agent, the Borrower will provide evidence of its receipt of the cash proceeds referred to in any such deferral notice delivered under this Section 2.2. Additional mandatory prepayments of the principal amounts outstanding under the Term Loan and the Revolving Term Loan shall be payable as follows: (A) immediately prior to any distributions made by the Borrower under Section 8.9, an amount equal to all required prepayments under such Section 8.9; and (B) on or before the 10th day after the receipt thereof, an amount equal to one hundred percent (100%) of any Excess Sale Proceeds. Each such mandatory prepayment under clauses (A) or (B) above shall be applied first to the principal installments due on Revolving Term Loan and second to the Term Loan, in each such case applied to installments in inverse order of maturity. On each scheduled payment date with respect to the Revolving Term Loans as provided above, and upon mandatory prepayment pursuant to clauses (A) or (B) above, the amount of the Revolving Term Loan Commitment shall automatically and irrevocably reduce, in the aggregate, by the amount of each such required prepayment. Loans under the Swing Line shall be Base Rate Loans. Loans under the Line of Credit may, at the option of the Borrower, be Base Rate Loans or LIBOR Rate Loans. Loans under the Tranche A Term Loan may, at the option of the Borrower, be Base Rate Loans, LIBOR Rate Loans or Quoted Rate Loans. Loans under the Revolving Term Loan may, at the option of the Borrower, be Base Rate Loans, LIBOR Rate Loans or Quoted Rate Loans. Each request for LIBOR Rate Loans or Quoted Rate Loans shall be in a minimum amount of $1,000,000 and an integral multiple of $500,000 and shall be subject to the restrictions set forth in the definition of Interest Period and the other restrictions set forth in this Section 2.2. Loans under the Tranche B Term Loan shall be MetLife Fixed Rate Loans. The Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth below:”

3.        Purpose. Section 2.4 of the Loan Agreement is hereby amended to read as follows:

“2.4    Purpose. The purpose of the Line of Credit and the Swing Line is to finance the Borrower’s Inventory and Accounts as described from time to time in a Borrowing Base Certificate. The purpose of the Term Loan is to provide funds for the construction, in accordance with the applicable Construction Lending Protocol, of an expansion to the Borrower’s ethanol production plant located on the Borrower’s Property in Lakota, Iowa (such property, such existing plant and such expansion related to such existing plant are herein collectively referred to as the “Iowa Project”). The purpose of the Revolving Term Loan is to provide funds for the construction, in accordance with the applicable Construction Lending Protocol, of the Borrower’s new ethanol production plant located on the Borrower’s Property in Riga, Michigan (such property and such plant are herein collectively referred to as the “Michigan Project”) and, so long as the unadvanced portion of the Revolving Term Loan is at all times sufficient to complete the Michigan Project, for the working capital needs and the general corporate purposes of the Borrower.”

4.        Financial Covenants and Ratios. Section 7.6 of the Loan Agreement is hereby amended to read as follows:

“7.6    Financial Covenants and Ratios. The Borrower shall maintain: (a) as of the end of each month, commencing September 30, 2008 through and including June 30, 2009, Working Capital of not less than $5,000,000; (b) as of the end of each month, commencing July 31, 2009, Working Capital of not less than $12,500,000; (c) as of the end of each month, commencing September 30, 2008 through and including June 30, 2009, Net Worth of not less than $85,000,000; (d) as of the end of each month, commencing July 31, 2009 and continuing thereafter, Net Worth of not less than $90,000,000; and (e) as of the end of each fiscal year, commencing June 30, 2010 and continuing thereafter, a Debt Service Coverage Ratio of not less than 1.25 to 1.”

5.        Risk Management Policies. Section 7.15 of the Loan Agreement is hereby amended to read as follows:

“7.15    Risk Management Policies.

a)        The Borrower shall deliver to the Agent no later than November 15, 2008, and shall at all times thereafter maintain, a risk management policy and programs acceptable to the Agent in its sole discretion regarding the procurement of corn and the marketing of ethanol, DDGS and WDGS. Any term, covenant, agreement or condition of the risk management policies may be amended only by a written agreement executed by the Borrower, the Agent and the Required Lenders.

b)        In the case of ethanol marketing, the Borrower shall at all times maintain marketing agreements in place pursuant to which the Borrower shall retain professional organizations experienced in the marketing of ethanol and acceptable to the Agent. With respect to DDGS and WDGS marketing, the Borrower shall be permitted to self-market DDGS and WDGS.”

6.        Indebtedness. Section 8.4 of the Loan Agreement is hereby amended to read as follows:

“8.4    Indebtedness. Except for those obligations and that indebtedness presently in existence and reflected in the Borrower’s financial statements referred to in Section 6.14 or referred to in Section 6.7, the Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, whether direct or indirect, fixed or contingent, including obligations under capitalized leases, except: (a) the Liabilities; (b) obligations secured by liens or security interests permitted under Section 8.1 or contingent obligations permitted under Section 8.5; (c) unsecured indebtedness of the Borrower for borrowed money in an aggregate principal amount at any time outstanding not to exceed $25,000,000, less an amount equal to the redemption value of all preferred equity interests issued and outstanding, provided that any unsecured indebtedness of the Borrower is subordinated in right of payment to the payment in full in cash of all Liabilities pursuant to a subordination agreement satisfactory to the Agent in its sole discretion; (d) trade obligations, Producer Payables and normal accruals in the ordinary course of the Borrower’s business not yet due and payable, or with respect to which the Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that the Borrower has set aside on the Borrower’s books adequate reserves therefor, if appropriate under GAAP; and (e) unsecured indebtedness of the Borrower to the Michigan Department of Transportation in the amount of $968,483 to provide funding for construction of four railroad spur tracks and eight turnouts to serve the Michigan Project, bearing such terms as the Agent shall approve.”

7.        Distributions in Respect of Equity, Prepayment of Debt. Section 8.9 of the Loan Agreement is hereby amended to read as follows:

“8.9    Distributions in Respect of Equity, Prepayment of Debt. The Borrower shall not directly or indirectly (a) make any payments or distributions in respect of or redeem any of the Borrower’s equity interests, whether characterized as return of principal, dividends, interest, investment return or otherwise, except that after September 30, 2009 and provided that no Default or Matured Default has occurred and is continuing or would result therefrom, the Borrower may make such payments, distributions or redemptions if each of the following additional conditions are met: (i) the Borrower’s Working Capital will exceed $20,000,000 after payment of any such distributions and the required principal prepayment described in clause (iii) below; (ii) all such payments, distributions and redemptions shall first be applied to the payment and redemption of the Borrower’s Class D Preferred Units until they are satisfied and paid in full; and (iii) the first $11,360,000 of such payments, distributions and redemptions are matched with concurrent prepayment in an equivalent amount of Liabilities owed by the Borrower to the Lenders, to be applied in accordance with Section 2.2 above; or (b) prepay any principal, interest or other payments on or in connection with any indebtedness of the Borrower other than the Liabilities and any subordinated debt permitted under Section 8.4(c) above.”

8.        Schedule and Exhibits. The Loan Agreement is hereby amended by deleting Schedule B and Exhibits 1B and 6A to the Loan Agreement and replacing them in their entirety with Schedule B and Exhibits 1B and 6A to this Amendment.

9.        Consent to Amendment of Organizational Documents. Notwithstanding anything to the contrary in Section 8.10 of the Loan Agreement, the Lenders and the Agent hereby consent to amendment of the Borrower’s Limited Liability Company Agreement to authorize issuance of the Class D Preferred Units, provided that such amendment is in form and content acceptable to the Agent.

10.        Deferral and Waiver of Certain Matters. Notwithstanding anything in the Loan Agreement to the contrary, the Lenders and the Agent hereby:

(a)        defer from June 30, 2008 until November 1, 2008, receipt of the audited statements of income, retained earnings and cash flow of the Borrower, and a balance sheet of the Borrower, as required pursuant to Section 7.1(b) of the Loan Agreement; and

(b)        defer until the earlier of (i) the delivery of a Compliance Certificate with respect to the Borrower’s financial results as of October 31, 2008 or (ii) November 30, 2008, but do not waive, any exercise of the rights and remedies available to the Lenders and the Agent under the Loan Agreement as a result of any failure of the Borrower to satisfy the Working Capital and Net Worth covenants set forth and described in Section 7.6 of the Loan Agreement for the period ending September 30, 2008. If, as of October 31, 2008, the Borrower is in full compliance with Section 7.6 of the Loan Agreement, including without limitation covenants in such section relating to Working Capital and Net Worth, and no Default or Matured Default has occurred and is continuing, the Lenders and the Agent will waive any Default that occurred as a result of the Borrower’s failure to comply with Section 7.6 of the Loan Agreement for the period ending September 30, 2008.

11.        Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a)        the Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligations of the Borrower, enforceable in accordance with its terms;

(b)        the execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the organizational documents of the Borrower; or (iii) result in a breach of, or constitute a default under, any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; and

(c)        all of the representations and warranties contained in Article 6 of the Loan Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

12.        Conditions to Effectiveness of this Amendment. This Amendment shall become effective when the Agent shall have received the following:

(a)        this Amendment, duly executed by the Borrower, the Agent and the Lenders;

(b)        a certificate of the Secretary or Assistant Secretary of the Borrower certifying (i) the true and proper adoption of resolutions of the Borrower’s board of directors sufficient to authorize the transactions described in this Amendment and (ii) the true and correct signatures of each of the Persons authorized to sign this Amendment and any other documents to be delivered hereunder or thereunder;

(c)        an opinion of counsel for the Borrower as to the due authorization, execution, delivery and enforceability of this Amendment and such other matters as the Agent and the Lenders shall reasonably request;

(d)        an amendment fee of $140,000, to be distributed to the Lenders pro-rata according to their respective Commitments;

(e)        evidence satisfactory to the Agent of the Borrower’s issuance of Class D Preferred Units and receipt of cash proceeds therefrom in an amount not less than $8,000,000; and

(f)        copies of the Third Amended and Restated Limited Liability Company Agreement, the Unit Purchase Agreement and all other documents related to issuance of the Class D Preferred Units.

13.        References. All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby, and any and all references in any other Financing Agreement to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

14.        No Other Waiver. The execution of this Amendment and any documents related hereto shall not be deemed to be a waiver of any Default or any Matured Default under the Loan Agreement or breach, default or event of default under any other Financing Agreement or other document held by the Agent or any Lender, whether or not known to the Agent or any Lender and whether or not existing on the date of this Amendment.

15.        Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and each of the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

16.        Costs and Expenses. The Borrower hereby reaffirms its agreement under Section 10.4 of the Loan Agreement. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Agent for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.

17.        Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GLOBAL ETHANOL, LLC

By:	/s/ Trevor Bourne
	Name:	Trevor Bourne
	Title:	Chief Executive Officer

COBANK, ACB, as Agent and as a Lender

By:	/s/ Tokie Akrie
	Name:	Tokie Akrie
	Title:	Assistant Corporate Secretary

FARM CREDIT SERVICES OF AMERICA, FLCA, as a Lender

By:	/s/ Kathryn Frahm
	Name:	Kathryn Frahm
	Title:	Vice President

METROPOLITAN LIFE INSURANCE COMPANY, as a Lender

By:	/s/ Tony Jennings
	Name:	Tony Jennings
	Title:	Director

(Signature Page to Ninth Amendment to Amended and Restated Loan Agreement)